Exhibit 10.1

STATEMENT OF WORK & LICENSE AGREEMENT

This Statement Of Work & License Agreement effective as of January 31, 2020 (the “Effective Date”), is made by and among G TECH BIO, LLC, a California limited liability company (“Licensor”), ENOCHIAN BIOSCIENCES, INC., a Delaware corporation (“Licensee”) and G HEALTH RESEARCH FOUNDATION, a not-for-profit entity organized under the laws of the state of California doing business as Seraph Research Institute (“SRI” and, together with the Licensee and the Licensor, the “Parties”).

RECITALS

WHEREAS, Licensor owns or otherwise controls patents, patent applications, know-how and other information related to techniques for AAV-mediated in vivo gene transduction for treatment of chronic Hep B (the “Hep B Treatment”).

WHEREAS, Licensor and Licensee are parties to that certain Framework Agreement dated November 15, 2019 (the “Framework Agreement”) pursuant to which the Parties agreed to collaborate, and the Licensee agreed to provide support to SRI for certain Projects.

WHEREAS, Licensor and Licensee are parties to that certain Letter of Intent, dated as of November 22, 2019 which established the general parameters of this Agreement (the “LOI”);

WHEREAS, pursuant to the Framework Agreement, the Parties agreed to collaborate on specific avenues of pre-clinical research that directly contribute to the scientific foundation of the Business of Licensee and for the Licensee to provide support to Licensor for such research, such as the Hep B Treatment.

WHEREAS, this Statement of Work & License Agreement shall constitute an “SOW”, the exercise of an “Option” and a “License Agreement” under the Framework Agreement, the Hep B Treatment shall constitute a Project under the Framework Agreement and this Statement of Work & License Agreement shall constitute a “Funding Agreement” as set forth in the Framework Agreement.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

Terms not otherwise defined herein shall have the meaning set forth in the Framework Agreement. The following terms shall have the respective meanings set forth below:

A.                 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time, and equivalent laws in jurisdictions outside of the United States.

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B.                  “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. Notwithstanding the preceding, for purposes of this Agreement, Licensor and Licensee shall not be deemed Affiliates of each other.

C.                  “Agreement” and “License Agreement” shall mean this License Agreement & Statement of Work, including all Schedules and Exhibits hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

D.                 “Applicable Laws” shall mean the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including, but not limited to, the Act, and any similar statute in any other jurisdiction.

E.                  “Bankruptcy Laws” shall have the meaning set forth in Section 8.5.

F.                  “Benchmark Payments” shall have the meaning given to such term in Section 2.4.

G.                 “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California and/or New York, NY are authorized or required by Applicable Law to be closed for business.

H.                 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical, pharmaceutical or other life sciences companies of similar size and as a similar stage in their development as such Party typically devote to the development and/or commercialization of products and/or therapies owned by them that are at a similar stage in their development or life cycle and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products or therapies in the marketplace, the patent and other proprietary position of the product and/or therapy, the likelihood of regulatory approval, and other relevant factors.

I.                    “Cover” shall mean, (a) with respect to Know-How Rights, that such Know-How Rights were used in making, having made, using, selling, offering to sell, importing, having sold or exporting, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be infringed under Applicable Law by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the respective Product, in each case, including research and development. Grammatical variations of the word “Cover” shall have correlative meanings.

J.                    “Competitive Infringement” shall have the meaning set forth in Section 7.3.

K.                 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know-How Rights, Confidential Information, Technology or other Intellectual Property Rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to a licenses granted under this Agreement) to disclose, grant access to, and a license or sublicense of, such Patent Rights, Know-How Rights, Information, Technology, Confidential Information or other intellectual property rights to another Person without violating the ownership rights of any other person or violating the terms of any agreement or other arrangement with any other Person.

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L.                  “Effective Date” shall have the meaning set forth in the preamble.

M.                “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

N.                 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended, and corresponding laws in other jurisdictions in the Territory.

O.                 “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

P.                  “FDA Approval” shall mean the approval, registration and clearance required to be obtained from FDA to market and sell a Product in the United States, including but not limited to, to the extent applicable, product registrations, medical approvals, price, reimbursement and Marketing Approvals.

Q.                 “Field” shall mean AAV-mediated in vivo gene transduction for treatment of chronic Hep B.

R.                  “Funding Term” shall have the meaning set forth in Section 2.2.

S.                  “HEP B” shall mean Hepatitis B.

T.                  “Improvement” shall mean any improvement, invention, development, variation, enhancement, or modification, whether or not patented or patentable, and including trade secrets relating to the foregoing.

U.                 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including, without limitation, any such application filed with the FDA pursuant to 21 CFR Part 312.

V.                 “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

W.               “Intellectual Property Rights” shall mean, collectively, Patent Rights, Know-How Rights, and any other intellectual property rights.

X.                 “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement that relates to a Product.

Y.                 “Joint Inventions” shall have the meaning given to such term in Section 7.1.

Z.                  “Joint Patents” shall have the meaning given to such term in Section 7.1.

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AA.            “Joint Property” shall have the meaning given to such term in Section 2.1.

BB.             “Know-How Rights” shall mean all trade secret and other know-how rights (whether at law, in equity or otherwise) including, but not limited to, rights in Information (as defined in the Framework Agreement) that would otherwise constitute know-how.

CC.             “Licensee” shall have the meaning set forth in the Preamble.

DD.            “Licensee Improvement” shall mean an Improvement to a Product, the Licensor IP Rights and/or the Licensee Technology that is first conceived and actually reduced to practice by or on behalf of Licensee during the Term (except Inventions made by Licensor and/or SRI).

EE.             “Licensee Indemnitees” shall have the meaning set forth in Section 9.2.

FF.              “Licensee IP Rights” shall mean the Licensee Patent Rights, Licensee Know-How Rights, Licensee’s interest in any Joint Inventions and Joint Patent Rights and any other Intellectual Property Rights in or to the Licensee Technology.

GG.            “Licensee Know-How Rights” shall mean all Know-How Rights in and to the Licensee Technology Controlled by Licensee or any Related Party as of the Effective Date or at any point during the Term.

HH.            “Licensee Patent Rights” shall mean all Patent Rights of Licensee or any Related Party that claim or Cover the Licensee Technology as of the Effective Date or at any point during the Term,.

II.                  “Licensee Technology” shall mean all Technology that relates to a Product and (a) is Controlled by Licensee or its Affiliates immediately prior to the Effective Date, or (b) is conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of Licensee or its Affiliates, solely or jointly with any other Person (except with Licensor and/or SRI).

JJ.                 “Licensor” shall have the meaning set forth in the Preamble.

KK.            “Licensor Improvement” shall mean an Improvement to a Product that is first conceived and actually reduced to practice by or on behalf of Licensor during the Term (except Inventions made by Licensee).

LL.             “Licensor Indemnitees” shall have the meaning set forth in Section 9.1.

MM.         “Licensor IP Rights” shall mean Licensor Patent Rights, Licensor Know-How Rights and Licensor’s interest in any Joint Inventions and Joint Patent Rights.

NN.            “Licensor Know-How Rights” shall mean all Know-How Rights Controlled by Licensor that would be necessary or useful to exploit a product, service or technique in the Field as of the Effective Date or (b) that is developed during the Funding Term in connection with the Research Plan, in each case, that is necessary or useful for the research, development, manufacture and/or commercialization of a product and/or treatment in the Field. Notwithstanding the foregoing and for the avoidance of doubt, (i) the license of Licensor Know-How Rights under this Agreement shall be limited solely and exclusively to the Field and (ii) Licensor shall at all times retain the right to use, practice and exploit the Licensor Know-How Rights outside of the Field.

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OO.            “Licensor Patent Rights” shall means (a) the Patent Rights listed on Schedule A and (b) all Patent Rights Controlled by Licensor that are necessary or useful to exploit a product, service or technique in the Field that are conceived and reduced to practice in connection with the Research Plan. Notwithstanding the foregoing and for the avoidance of doubt, (i) the license of Licensor Patent Rights under this Agreement shall be limited solely and exclusively to the Field and (ii) Licensor shall at all times retain the right to use, practice and exploit the Licensor Patent Rights outside of the Field.

PP.              “Losses” shall have the meaning set forth in Section 9.1.

QQ.            “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority necessary to manufacture, market and sell a pharmaceutical product in the Territory, including pricing and reimbursement approvals if required for marketing or sale of such product in a particular jurisdiction in the Territory.

RR.             “Material Underpayment” shall have the meaning set forth in Section 4.11.

SS.              “Milestone” shall have the meaning set forth in Section 2.3.

TT.             “NDA” shall mean: in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) or if applicable a Biologics License Application (“BLA”) (as more fully defined in 21 CFR 600, et seq.) filed with the FDA or any successor application thereto, and in any other country or jurisdiction, the equivalent application or submission of approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or jurisdiction.

UU.            “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Licensee or any of its Related Parties (each, a “Selling Party”) to Third Parties (other than Related Parties), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

i.	normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;
ii.	credits or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;
iii.	governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;
iv.	reasonable fees paid to wholesalers, distributors, selling agents(excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product;
v.	charges separately invoiced for freight, insurance, transportation, postage and handling;

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vi.	taxes, custom duties or other governmental charges (including any tax, such as a value added or similar tax or government charge, but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and
vii.	bad debts or provision for bad debts deductions actually written off during the applicable accounting period following the applicable Accounting Standards used by the Selling Party.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

VV.            “Quarterly Period” means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

WW.         “Party” shall have the meaning set forth in the Preamble.

XX.            “Patent Certification” shall have the meaning set forth in Section 7.3.

YY.            “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, patent term extensions, supplementary protection certificates, results of inter parties, post-grant, or covered business method patent reviews and derivation proceedings, and the like of any such patents and patent applications; and (iii) any and all foreign equivalents of the foregoing throughout the world.

ZZ.             “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

AAA.       “Product” shall mean any product, service or technique for use in the Field that is Covered by, or that practices or reads on, the Licensor IP Rights.

BBB.        “Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including, without limitation, the FDA.

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CCC.        “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs, BLAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analyses), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Product.

DDD.       “Related Party” shall mean each of Licensee’s Affiliates and its and their respective Sublicensees hereunder.

EEE.         “Relevant Patent Rights” shall have the meaning set forth in Section 7.3(a)(i).

FFF.          “Research Plan” means the research plan prepared by Licensor that is reasonably acceptable to Licensee.

GGG.       “Royalty” shall have the meaning set forth in Section 4.7.

HHH.       “Sublicensee” shall mean a Third Party sublicensee under the license granted by Licensor to Licensee pursuant to Section 3.1, whether such Third Party’s sublicense was granted to it directly by Licensee or its Affiliate or indirectly through one or more tiers of sublicense.

III.               “Sublicense Income” shall mean any consideration in any form received by Licensee or any of Licensee’s Affiliate(s) in connection with or otherwise attributable to a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is a “Sublicensee” as defined in this Agreement) to make, have made, use, have used, sell or have sold Products, but excluding consideration included within Net Sales. Sublicense Income shall include without limitation any license signing fee, option fee, license maintenance fee, unearned portion of any minimum royalty payment, distribution or joint marketing fee, research and development, manufacturing, and sales and marketing funding in excess of the cost of performing such research and development, manufacturing, or sales and marketing and any consideration received for an equity interest in, extension of credit to or other investment in Licensee or Licensee’s Affiliates to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties.

JJJ.              “Technology” shall mean all discoveries, inventions (whether or not protectable under patent laws), designs, developments, works of authorship, data, information, methods of manufacture or use, know-how, procedures, protocols, techniques, results of experimentation and testing, and other technology.

KKK.       “Term” has the meaning set forth in Section 8.1.

LLL.         “Territory” shall mean worldwide.

MMM.   “Third Party” shall mean an entity other than SRI and its Affiliates, Licensee and its Affiliates, and Licensor and its Affiliates.

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Article II

PROJECT AND FUNDING

2.1               Funding. In partial consideration of the rights granted to the Licensee in Article III hereto, Licensee agrees to provide Cash Funding of approximately (a) $4.6 million for research,(b) the estimated $1.47 million dollars expected to be incurred in connection with the Project for lab equipment (BSL 2+ and 3) and the vector core (the lab equipment and vector core, together the “Joint Property”), in each case as described on Schedule B hereto and otherwise in accordance with the Framework Agreement and (c) a 10% overage fee applicable to the amounts set forth in (a) and (b) of this Section 2.1, as provided in the Framework Agreement. Licensor and SRI will each own a 50% undivided interest in and a right of use of the Joint Property as long as both Licensor and SRI remain in existence, with either of such Party’s ownership reverting to the other Party upon liquidation, dissolution or winding up of such Party. In addition, Licensee shall also provide In-Kind Funding as requested by Licensor for the development and commercialization of the Product in accordance with the Research Plan. In the event that the Licensor documents costs in the Field to achieve the INTERACT/Pre-IND Benchmark as outlined in Section 2.4(b) which exceeds the amount set forth in Schedule B plus 10 percent, Licensor and Licensee will enter into good faith discussions and use best efforts to agree upon an additional resource commitment from Licensee to Licensor by mutual agreement, which upon mutual written agreement, shall constitute a Project Amendment Order under the Framework Agreement.

2.2               Timeline. Licensee agrees to provide Cash Funding set forth on Schedule B and In-Kind Funding for twenty-four (24) months (the “Funding Term”). The Cash Funding will be provided on the schedule set forth on Schedule B.

2.3               Timeline Extension. In the event that Licensor determines it will not be able to achieve a particular a milestone set forth on the Research Plan by the date, or within the budget, set forth therein (each, a “Milestone”) within the applicable time period as set forth in the Research Plan, Licensor may request a revision to the applicable time period and Licensee shall enter into discussions in good faith regarding any such revision in such time period or the budget whenever requested in writing by Licensor at least three (1) month prior to the expiration of the applicable time period and supported by evidence of technical difficulties or delays, or need for additional resources in pre-clinical studies including as related to preparing for regulatory processes, e.g. preparation of INTERACT or pre-IND after which Enochian will take responsibility, that Licensor could not have reasonably avoided or are otherwise outside of Licensor’s reasonable control. The Parties shall enter into discussion in good faith and shall use their best efforts to agree to any revision to a Milestone. Upon mutual written agreement of any such revision to a Milestone in conformity with the internal approval policies of the Company, such revision shall constitute a Project Amendment Order under the Framework Agreement. In the event that the Parties are unable to come to an agreement on additional funding and/or an appropriate extension for the particular Milestone as contemplated by this Section 2.3 and/or as contemplated by the last sentence of Section 2.1 within ninety (90) days of the initiation (by delivery of written notice) of good faith discussions, then this Agreement will remain in place, the licenses granted in Section 3.1 will become non-exclusive and Licensor will be entitled to seek additional licensees and/or partners for its program.

2.4               Benchmark Payments. In addition to Licensee’s funding obligations set forth above, Licensee shall make the following benchmark payments (the “Benchmark Payments”) to Licensor as set forth below:

(a)                Licensee agrees that within seven (7) business days of the Effective Date of this Agreement, Licensee shall make a non-creditable, non-refundable one-time payment of $1,200,000 to Licensor.

(b)                Licensee agrees that within 30 days of the earlier of (i) the achievement of the stage of preparation of an INTERACT for a Product, which shall be mutually determined in good faith by the Authorized Officer and the Executive Director of SRI, or (ii) or Pre-IND meeting with the FDA for a Product, Licensee shall make a one-time, non-refundable, non-creditable payment of $1,500,000 to Licensor.

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(c)                Licensee agrees that within thirty (30) days of the receipt of approval by the FDA of the first IND for a Product, Licensee shall make a one-time, non-creditable, non-refundable payment of $2,500,000 to Licensor.

(d)                Licensee agrees that within thirty (30) days of the receipt of FDA Approval for a Product, Licensee shall make a one-time, non-creditable, non-refundable payment of $10,000,000 to Licensor within 30 days.

2.5               LOI. Each Party acknowledges and agrees that this Agreement is the license agreement contemplated by the LOI and that this Agreement amends, replaces and supersedes the LOI in all respects.

Article III

LICENSE GRANT

3.1               License Grant from Licensor. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, sublicensable, exclusive (even as to Licensor), license under the Licensor IP Rights to research, develop, use, sell, have sold, make, have made, offer for sale, import and otherwise commercialize Products solely in the Field in the Territory (the “License”). Licensor hereby agrees that it shall not, and shall not grant others the right to, develop, use, sell, have sold, make, have made, offer for sale, import or otherwise commercialize Products in the Field in the Territory. Licensee shall not exploit the Licensor IP Rights except as expressly set forth herein. For the avoidance of doubt, nothing herein shall preclude Licensor from exploiting the Licensor IP Rights (including, but not limited to by developing, using, selling, having sold, making, having made, offering for sale, importing or otherwise commercializing Products), outside of the Field.

3.2               Term of License Grant. The term of the license shall be perpetual, unless terminated in accordance with provisions of this Agreement.

3.3               Sublicensing. Each sublicense granted to the Licensor IP Rights shall be subject to the terms and conditions of this Agreement applicable to the Licensee. The Licensee shall ensure each Sublicensee’s compliance with all terms and conditions of this Agreement applicable to the License and shall be liable for any and all breaches by such Sublicensee thereof. Licensee shall provide, or cause to be provided, to Licensor a copy of each sublicense to Licensor IP Rights at least ten (10) Business Days prior to execution thereof.

3.4               Effectiveness. The provisions of this Agreement, including the license grants and assignments in this Article III, shall become effective on the Effective Date.

3.5               No Implied Licenses. Only those licenses expressly granted in this Agreement have effect. No license or other intellectual property interest is granted by implication or any method that is not expressly provided for herein. In addition, Licensor shall be deemed to retain such rights to the Licensor IP Rights which have not been otherwise expressly granted to the Licensee and Licensee shall retain all rights to the Licensee Technology which have not otherwise been expressly licensed to the Licensor in this Agreement.

3.6               Retained Rights. Each of Licensor and SRI will retain rights the Licensor IP Rights in the Field to the extent necessary to perform its obligations under this Agreement, including, but not limited to during the Funding Term. Each of Licensor and SRI may sublicense such rights and may subcontract such obligations to the extent deemed appropriate by SRI and/or Licensor, as applicable; provided that Licensor will keep Licensee reasonably informed of the delegation of any material portion of the Licensor’s obligations hereunder. It will be Licensor’s duty to ensure that any person or entity to which obligations are delegated are qualified to perform the obligations delegated. No delegation of obligations permitted under this Section 3.6 will relieve Licensor and/or SRI, as the case may be, of its obligations under this Agreement.

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3.7               License Back. Licensee shall, and hereby does, grant to Licensor a fully paid-up, perpetual, irrevocable, transferrable, sublicensable (including through multiple tiers) right and license to the Licensee IP Rights and the Licensee Technology to research, develop, use, sell, have sold, make, have made, offer for sale, import and otherwise commercialize products, services and/or techniques outside of the Field.

Article IV

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

4.1               Responsibility. During the Funding Term, pre-clinical development (including IND enabling studies) and other activities with respect to Products to the extent set forth in the Research Plan, shall be the responsibility of SRI and Licensor, as applicable. SRI and Licensor will have the ability to any facilities that they determine would be appropriate for the performance of their obligations under the Research Plan and will be permitted to collaborate and/or subcontract obligations, in each case, as either deems appropriate. During the Funding Term, SRI and Licensor, as applicable, shall be responsible for preparing and submitting, at Licensee’s expense, all required regulatory filings in connection with obtaining and maintaining Regulatory Documentation with respect to Products in the Field in the Territory in accordance with the Research Plan. Following the Funding Term, Licensee (itself and/or, at its sole discretion, with or through its Related Parties) shall be responsible, at its own expense, for development (including pre-clinical and clinical development), registration, obtaining all Regulatory Approvals and Marketing Approvals and for commercialization of (including marketing, promoting, selling, distributing and determining pricing for) Products in the Field in the Territory. After the Funding Term, Licensee (itself and/or, at its sole discretion, with or through its Related Parties) shall be responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Regulatory Documentation and Marketing Approvals with respect to Products in the Field in the Territory. Licensee shall provide any Regulatory Documentation that is to be filed with a Regulatory Authority for review by Licensor at least sixty (60) days prior to the required submission date. Licensor shall use its reasonable efforts in good faith to cooperate with Licensee to obtain any clearances or approvals needed from Regulatory Authorities to develop, test, market, produce and sell the Products. Licensee shall consider any comments made by Licensor to the Regulatory Documentation in good faith and shall not unreasonably disregard any such comments. Licensee shall remove any of Licensor’s or SRI’s Confidential Information from such filings at Licensor’s reasonable request.

4.2               Diligence. During the Funding Term, SRI and Licensor shall use Commercially Reasonable Efforts in good faith to achieve the Milestones set forth in the Research Plan. Licensee shall use Commercially Reasonable Efforts to support SRI and Licensor in the achievement of such Milestones. Licensee shall timely satisfy all funding commitments of Licensee set forth herein. Following the Funding Term, Licensee (itself and/or with or through its Related Parties) shall use Commercially Reasonable Efforts to (a) develop, seek Marketing Approval for, and commercialize Products; (b) develop, prepare and maintain the Regulatory Documentation; (c) prepare and develop the manufacturing process for the Products. Licensee will perform, and/or cause to be performed, all activities related to the exploitation of Products and/or Licensor’s IP Rights under (including, without limitation, all development and commercialization activities) in accordance with all Applicable Laws.

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4.3               Manufacturing. Other than as agreed in writing by the Parties and as set forth in the Research Plan, Licensee shall be responsible for manufacturing or having manufactured Products for development and commercialization in the Field in the Territory. Licensee will ensure that all such manufacturing activities are performed in accordance with Applicable Law, including, to the extent applicable, current Good Manufacturing Practices, and the relevant specifications for each Product.

4.4               Reports. Upon Licensor’s request furnished no more than twice per calendar year, representatives of Licensor and Licensee having relevant scientific, regulatory, intellectual property, development or commercial expertise, as relevant to the topics under consideration, will meet to discuss the progress of development and commercialization activities with respect to Products. Comments and suggestions furnished by Licensor shall not be unreasonably rejected.

4.5               Records. Licensee shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Licensee with respect to Products (including, without limitation, with respect to manufacturing Products), including all results, data, inventions and developments made in the performance of such development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Licensee shall provide all such records to Licensor upon its reasonable request. In addition, and without limitation upon the foregoing, Licensor shall have the right to inspect and audit the facilities, including books and records, of Licensee or its Related Parties (including Licensee’s or its Related Parties’ third party manufacturing, development and other contractors), using personnel or consultants of its choice to which Licensee has no reasonable objection, to the extent related to the performance of Licensee’s obligations hereunder. Any such audit or inspection shall be conducted no more than once during any calendar year and shall be subject to reasonable undertakings of confidentiality.

4.6               Sublicense Income. Licensee will pay to Licensor ten percent (10%) of all Sublicense Income. Payments of Sublicense Income will be due within thirty (30) days of the date such Sublicense Income is received by Licensee and/or its Affiliates and will be accompanied by documentation in a form reasonably acceptable to Licensor in sufficient detail to permit confirmation of the accuracy of the payment made.

4.7               Royalties. During the Term, Licensee shall pay to Licensor within thirty (30) days of the end of each Quarterly Period a royalty of two percent (2%) of Net Sales of all Products in the Territory during such Quarterly Period (“Royalty”). The Parties acknowledge the unique characteristics and value of the Licensor Know How and have agreed to the royalty obligation based on such Licensor Know-How, as well as on the Licensor Patent Rights.

4.8               Payment; Reports. Royalties under Section 4.7 shall be calculated and reported for each Quarterly Period after the first commercial sale of a Product and shall be paid within thirty (30) days after the end of the subject Quarterly Period. Each payment of royalties shall be accompanied by a report of Net Sales of Products by Licensee and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product basis, the deductions from gross sales (by permitted category as set forth in the definition of Net Sales).

4.9               Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com, or should such rates cease to be published by OANDA, a successor or replacement agreed upon by the parties, during the calendar quarter for which payment is due. All payments owed under this Agreement shall non-creditable and non-refundable and will be made by wire transfer in immediately available funds to the bank and account designated in writing by Licensor.

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4.10           Income Tax Withholding. Licensor will pay any and all taxes levied on account of any payments made to it under this Agreement. If Licensee is advised in writing by its attorneys or accountant that Licensee is required to withhold any portion of any payment made to Licensor under this Agreement, Licensee shall (a) deduct such taxes from the payment made to Licensor, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to Licensor and certify its receipt by the taxing authority within 30 days following such payment, (d) reasonably cooperate with Licensor, if requested, to obtain available reductions, credits or refunds of such taxes and (e) provide Licensor a copy of such written advisement or instructions at least thirty (30) days, or such shorter period as reasonably practicable given the timing of the subject advice or instructions received by Licensee, in advance of such withholding. Without limiting the generality of the foregoing, upon request by Licensor, Licensee shall provide Licensor such information in Licensee’s possession as may be reasonably necessary for Licensor to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to Licensor under this Agreement.

4.11           Audits. Licensee shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Licensor to confirm the accuracy of all royalty payments due hereunder for at least seven (7) full calendar years following the end of the calendar year to which they pertain. Licensor shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Licensee to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three (3) full calendar years. No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than sixty (60) days to Licensee in the location where the records are maintained. The auditor will send a copy of the report to Licensee at the same time it is sent to Licensor. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than ten percent (10%) of the amount due for any calendar quarter (a “Material Underpayment”) under this Agreement, in which case, Licensee shall bear the full cost of such audit and shall promptly remit to Licensor the amount of such Material Underpayment. If either (a) a Material Underpayment is found or (b) an independent auditor determines that there are insufficient records to support the calculation of the royalty payments due under this Agreement, then Licensor shall have the right, at its expense, to audit Licensee quarterly for the two calendar years succeeding the applicable triggering event. If any subsequent audit contemplated by the previous sentence reveals a Material Underpayment, the cost of such subsequent audit shall be borne by Licensee.

Article V

PUBLICITY

5.1               Licensee Publications. Licensee and its Affiliates shall have the right to publish the results of development activities, including clinical trials, with respect to the Products in the Field after the Funding Term and during the funding term with the consent of Licensor and SRI, which shall not be unreasonably withheld. Licensor shall have the right to review and comment on any material proposed for disclosure or publication by Licensee or its Affiliate, such as by oral presentation, manuscript or abstract that includes Confidential Information of Licensor and Licensor’s comments shall not be unreasonably rejected. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below) by Licensee, Licensee shall deliver a complete copy to Licensor at least 60 days prior to submitting the material to a publisher or initiating such other disclosure, and Licensor shall review any such material and give its comments to Licensee within 30 days of the delivery of such material to Licensor which comments shall be considered by Licensee in good faith. With respect to oral presentation materials and abstracts, Licensee shall deliver a complete copy to Licensor at least 20 business days prior to the anticipated date of the presentation, and Licensor shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensee with appropriate comments, if any, but in no event later than 7 business days from the date of delivery to Licensor which comments shall be considered by Licensee in good faith. In addition, Licensee shall comply, or cause its Affiliate to comply (as applicable), with Licensor’s requests to delete references to Licensor’s Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications.

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5.2               Publicity; Press Releases. The Licensee shall issue a press release reasonably acceptable to Licensor concerning this Agreement and shall file such press release within the time required by the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than the foregoing disclosure and such other subsequent disclosure required by the Exchange Act or Applicable Laws, no Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed; provided that each Party as permitted by the Authorized Officer may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 5.2 and which do not reveal Confidential Information about the other Party. In the event of any required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 5.2.

Article VI

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

6.1               Licensor and SRI Representations and Warranties. Licensor represents and warrants to Licensee that:

(a)                Licensor is the owner of all Licensor Patent Rights and, to Licensor’s knowledge as of the Effective Date, Serhat Gumrukcu is the sole inventor of all Licensor IP Rights being licensed hereunder, and that, to Licensor’s knowledge as of the Effective Date, all claims in all Licensor Patent Rights are not unpatentable or unenforceable.

(b)                Licensor (i) is, as of the Effective Date, the sole and exclusive owner of all right, title and interest in and to the Licensor IP Rights and has the right to grant the licenses that it purports to grant in Section 2.1 (including, without limitation, that Licensor has not entered into any undertaking that limits, nor is subjected to any constraints that limit, its rights or freedom to grant the licenses) without any lien, security, encumbrance or third party rights or obligations; and (ii) has not granted and will not grant to any Third Party any license or other right with respect to Licensor IP Rights that conflicts with or limits in any way the licenses and rights granted to Licensee in this Agreement;

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(c)                the manufacture, use, sale, offer for sale or import of Product does not, to Licensor’s knowledge as of the Effective Date, Infringe any patent, trade secret, or any other intellectual property or proprietary right of any Third Party, and Licensor has not received written, oral or other notice from any Third Party claiming that the manufacture, use, sale, testing, offer for sale or import of any Product would Infringe the patent or other intellectual property rights of any Third Party, nor to Licensor’s knowledge is there a reasonable basis for any such claim;

(d)                there are no claims, judgments or settlements against or owed by Licensor (or any of its Affiliates) with respect to the Licensor IP Rights, and Licensor is not a party to any legal action, suit or proceeding relating to the Licensor IP Rights, nor has Licensor received any written, oral or other communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding or any other claim or proceeding alleging the unpatentability or unenforceability of any Licensor Patent Rights and to Licensor’s knowledge there is no prior art or other information that would materially and adversely affect the validity, enforceability, scope or patentability of the Licensor Patent Rights; in each case, as of the Effective Date;

(e)                to Licensor’s knowledge, the grant of the licenses and rights granted by Licensor, and its performance of its obligations under this Agreement, do not require the consent, approval, or authorization of any Regulatory Authority (except as may be contemplated by this Agreement and/or the Research Plan, e.g., an approval would be required for an IND) or Third Party or require or incur any payment or any consideration to any Third Party in exchange for a consent.

6.2               Licensee Representations and Warranties. Licensee hereby represents and warrants to Licensor that:

(a)                As of the Effective Date, Licensee has the financial and operational capacity to make the payments required of it under this Agreement due on the Effective Date.

6.3               Mutual Representations and Warranties. Each Party represents and warrants to each other Party as of the Effective Date that:

(a)                such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(c)                the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party;

(d)                the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

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6.4               Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to each other Party as follows:

(a)                neither such Party nor any of its Affiliates or permitted sublicensee will employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate or sublicensee to cease (as applicable), employing, contracting with, or retaining any such person to perform any services relating to any Product;

(b)                neither such Party nor any of its Affiliates or permitted sublicensees will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through third parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates and permitted sublicensees, nor will such Party or any of its Affiliates or permitted sublicensees directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(c)                neither such Party nor any of its Affiliates or permitted sublicensees (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause any other Party to be in violation of the FCPA or Export Control Laws.

6.5               SRI Covenant. In consideration for the portion of Cash Funding to be distributed to SRI by or on behalf of Licensor, SRI hereby (a) covenants to Licensor and Licensee that it shall provide Licensor with the development services contemplated by this Agreement under the Research Plan during the Funding Term and (b) assigns to Licensor all of its right, title and interest in or to any Patent Rights, Know How Rights or other rights in any intellectual property or Technology that would be necessary or useful to develop, manufacture or commercialize a product in the Field that (i) it Controls as of the Effective Date or (ii) it develops any right, title or interest in or to as a result of its performance of the Research Plan either alone or jointly with any other person or entity.

Article VII

INTELLECTUAL PROPERTY

7.1               Ownership. As among the Parties, and subject to the licenses granted by Licensor and by Licensee in this Agreement, Licensor is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensor IP Rights, and Licensee is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensee Technology and Licensee IP Rights. Licensee hereby assigns to Licensor any and all of its rights, title and interest in and to the Licensor IP Rights. Licensor hereby assigns to Licensee any and all of its rights, title and interest in and to the Licensee Technology and Licensee IP Rights. Subject only to the licenses granted hereby, a Party shall have and retain all right, title and interest in any Invention made solely by one or more employees, agents or contractors of such Party and or its Affiliates or other Persons acting under its authority. All right, title and interest in and to any Improvement or Invention made jointly by the employees, agents or contractors or Affiliates of two or more Parties whether or not related to the Field (“Joint Inventions”) and all Patent Rights therein (“Joint Patent Rights”) will vest jointly in the applicable Parties. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any). Each Party shall execute, acknowledge and deliver such further documents and instruments and perform all such other acts as may be necessary or appropriate in order to effectuate this Section 7.1.

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7.2               Patent Prosecution and Maintenance.

(a)                Licensor Patent Rights. Licensor shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Licensor Patent Rights by counsel of its choice. In the event that Licensor desires to abandon or cease prosecution or maintenance of any Licensor Patent Right in the Territory, Licensor shall provide written notice to Licensee of such intention to abandon no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Licensor Patent Right in the relevant patent office. In such case, upon receipt of a written request by Licensee to assume responsibility for prosecution and maintenance of such Licensor Patent Right Licensor shall allow Licensee at its sole cost and expense and by counsel of its own choice, delivered no later than fifteen (15) days after receipt of notice from Licensee to assume such responsibility.

(b)                Joint Patent Rights. Licensor shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights by counsel of its choice. Licensor shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to Licensee copies of all material patent office submissions within a reasonable amount of time following submission thereof by Licensee. In the event that Licensor desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Licensor shall provide written notice to Licensee of such intention to abandon promptly after Licensee makes such determination, which notice shall be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office. In such case, Licensee shall have the right, in its discretion, exercisable upon written notice to Licensor delivered no later than fifteen (15) days after receipt of notice from Licensor, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice.

(c)                Direction from Licensee. Licensee may suggest specific claim scope and countries in which it believes patent protection may be of value in view of its marketing or business strategy for Products. If Licensee wishes Licensor to pursue patent protection for any Licensor Patent Rights in a county or region in which the Licensor elects not to file (in its sole discretion), Licensee may suggest that Licensor pursue such patent protection at Licensee’s expense, which will include all prosecution costs and maintenance fees.

(d)                Licensee Patent Rights. Licensee shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Licensee Patent Rights by counsel of its choice. In the event that Licensee desires to abandon or cease prosecution or maintenance of any Licensee Patent Right, Licensor shall provide written notice to Licensor of such intention to abandon no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Licensee Patent Right in the relevant patent office. In such case, upon receipt of a written request by Licensor to assume responsibility for prosecution and maintenance of such Licensee Patent Right, Licensee shall allow Licensor at its sole cost and expense and by counsel of its own choice, delivered no later than fifteen (15) days after receipt of notice from Licensor to assume such responsibility.

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(e)                Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Patent Right as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 7.1, and to enable the Licensor to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 7.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

7.3               Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any actual, alleged or threatened Infringement by a Third Party of any of the Licensor Patent Rights or Licensee Patent Rights or Joint Patent Rights, including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2), 21 U.S.C. §355(j)(2) or 42 U.S.C. § 262(l) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States), biosimilar application or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Licensor Patent Rights or Licensee Patent Rights or Joint Patent Rights ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Licensor Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt. In addition, Licensor shall notify Licensee within ten (10) Business days of becoming aware of any actual, alleged or threatened Infringement by a Third Party of any Licensor Patent Rights in the Territory in the Field.

(a)                Competitive Infringement.

(i)                 Licensee shall have the first right, but not the obligation, to bring or defend and control any action or proceeding with respect to Competitive Infringement (including to defend any declaratory judgment action or claim) of a Licensor Patent Right that covers a Product in the Field (collectively, the “Relevant Patent Rights”), at Licensee’s own expense and by counsel of its own choice. Licensor will join as a party to any such suit or action as necessary. Notwithstanding the preceding, to the extent strategic or other decisions or actions with respect to any such proceeding are reasonably likely to have a potential impact on Licensor Patent Rights which are not Relevant Patent Rights, Licensee shall consult with Licensor prior to making any such decision or taking any such action and will not take such action without the written consent of Licensor, which shall not be unreasonably withheld, delayed or denied. Each Party will recover any of its expenses incurred in connection with the subject infringement claim from amounts recovered. Licensee shall be entitled to retain any compensatory or other damages or recovery recovered from any action related to Competitive Infringement brought by Licensee subject to the payment of the Royalty to Licensee on such amount as if such amount was Net Sales.

(ii)               If Licensee fails to bring any such action or proceeding with respect to Competitive Infringement of any Relevant Patent Right within ninety (90) days (or such shorter period of time as may be reasonably required to avoid the loss or impairment of any legal rights with respect to such Competitive Infringement) following the notice of alleged Competitive Infringement, Licensor shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Licensor shall be entitled to retain all amounts recovered from any action brought by Licensor pursuant to this Section 7.3(a)(ii).

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(b)                Other Infringement. The Licensor shall have the right to bring, maintain or settle any action or proceeding to stop Infringement with respect to any Licensor Patent Right outside the Field at the control of the Licensor and at the Licensor’s expense and with counsel selected by the Licensor.

(c)                Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Section 7.3, or in the event a Party is entitled to bring (or defend) an Infringement action in accordance with this Section 7.3 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. No Party shall enter into any settlement or compromise of any action under this Section 7.3 which would in any manner alter, diminish, or be in derogation of any other Party’s rights under this Agreement.

7.4               Patent Term Extensions.

(a)                Licensor Patent Rights. Upon request of Licensee, Licensor shall file for extensions of the Licensor Patent Rights and/or Joint Patent Rights in each country and region, at Licensee’s cost and expense. Licensor shall give written notice to Licensee of the need for extensions of the Licensor Patent Rights to maintain such Licensor Patent Rights at least sixty (60) days before the deadline for any such filing. Licensee may also choose, at its option, to file for any such extension at its own expense. In such case that Licensee chooses to file for any such extension, Licensor shall provide all reasonably requested assistance to Licensee in connection with such filings at Licensee’s request. Licensor shall have the right, but not the obligation, to file for an extension of the Licensor Patent Rights and/or Joint Patent Rights at its expense in any country in which the Licensee declines to pursue an extension.

(b)                Licensee Patent Rights. Licensee shall have the sole right to apply for extension of term for any Licensee Patent Right in any country and/or region for any product, including, without limitation, any Product in the Field, at Licensee’s sole cost and expense. In the event that Licensee desires to not apply for a patent extension for any such Licensee Patent Rights for which there is a reasonable basis to file for such extension, Licensee shall provide written notice to Licensor of such intention to not file no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Licensee Patent Right in the relevant patent office. In such case, upon receipt of a written request by Licensor to assume responsibility for prosecution and maintenance of such Licensee Patent Right, Licensee shall allow Licensor at Licensor’s sole cost and expense and by counsel of its own choice, delivered no later than fifteen (15) days after receipt of notice from Licensee to assume such responsibility.

7.5               Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. No Party shall have the right to settle any patent Infringement litigation under this Section 7.5 in a manner that diminishes the rights or interests of the other Parties without the written consent of such other Parties (which shall not be unreasonably withheld).

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Article VIII

term and termination

8.1               Term. The term of this Agreement shall commence on the Effective Date and will continue until terminated in accordance with this ARTICLE VIII (the “Term”).

8.2               Termination for Material Breach. The Licensee, or the Licensor with the consent of SRI (not to be unreasonably withheld, delayed or denied), shall each have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement or its obligations hereunder and has not cured such breach within sixty (60) days after notice from the terminating Party indicating the nature of such breach (or, if the breach is impossible to cure within such sixty (60) day period and the breaching party has commenced activities to cure the breach within the sixty (60) day period, which activities are reasonably likely to result in a cure, one hundred twenty (120) days after such notice), or upon termination of the License as set forth in Section 3.2. Any such termination shall become effective at the end of such sixty (60) day (or, if applicable, one hundred twenty (120) day) period unless the breaching Party has cured such breach prior to the end of the applicable period. Notwithstanding the foregoing, in the event that a breach is related to the payment of amounts owed to Licensor hereunder, including but not limited to, Royalties, Benchmark Payments and/or Cash Funding, the applicable cure period shall be twenty (20) Business Days, after which time, Licensor may terminate this Agreement and all licenses it has granted hereunder.

8.3               Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 2.5, 3.5, 3.7, 6.5, 7.1, 7.2(b) and (e) (with respect to Joint Patents), 7.3 – 7.5 (in each case with respect to Joint Patents), 8.3, 8.6, 8.7, 8.8 and Articles I, IX and X of this Agreement shall survive expiration or any termination of this Agreement.

8.4               Termination due to Cessation of Licensee. Licensor may terminate this Agreement and all licensed granted hereunder in the event that Licensee becomes insolvent, files for bankruptcy, adopts a plan of dissolution, dissolves or otherwise ceases business activities;

8.5               Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws (or otherwise independently breached), such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

8.6               Effect of Termination. In the event of a termination of this Agreement by Licensor under Section 8.2 and/or 8.4:

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(a)                Licensee shall have no right to recoup any expenses incurred by Licensee in connection with the development, manufacturing and/or commercialization of any Product, including, but not limited to, any payments made by Licensee to Licensor under this Agreement;

(b)                Licensor shall have the option (which shall be exercised, if at all, in the notice of termination to Licensee) to require that, at no additional cost to Licensor, Licensee shall assign all agreements, data and other material necessary to effectively transition development, manufacturing and/or commercialization activities to Licensor, which may include assignment of agreements and/or transition activities related to:

(i)                 completing any ongoing clinical trial;

(ii)               manufacturing Product;

(iii)             distribution Product; and

(iv)              transitioning existing supply of Product.

(c)                Licensee shall, and hereby does, grant to Licensor a fully paid-up, perpetual, irrevocable, transferrable, sublicensable (including through multiple tiers) right and license to the Licensee IP Rights and the Licensee Technology to research, develop, use, sell, have sold, make, have made, offer for sale, import and otherwise commercialize products, services and/or techniques in the Field.

8.7               Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent provided in Section 8.6 in connection with a transition of the program to Licensor, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

8.8               Damages; Relief. Termination of this Agreement shall not preclude any Party from claiming any other damages, compensation or relief that it may be entitled to hereunder or under the Framework Agreement.

8.9               Termination for Failure to Make Upfront Payment. In the event that Licensee fails to pay the $1,2000,000 due to Licensor under Section 2.4(a) within seven (7) calendar days of the Effective Date, this Agreement and the licenses granted hereunder shall be terminated in full without the need for any further action by any Person and Licensee shall have no further rights in the Licensor IP Rights.

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Article IX

INDEMNIFICATION

9.1               Indemnification by Licensee. Licensee hereby agrees to save, defend, indemnify and hold harmless Licensor, SRI, the Affiliates of each, its and their respective officers, directors, agents, employees, successors and assigns (the “Licensor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable and documented legal expense and attorneys’ fees (“Losses”), to which any Licensor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to the development, manufacture, use, sale, offer for sale or other disposition by or on behalf of Licensee or any of its Related Parties of any Product, including, without limitation, due to a claim of infringement of misappropriation of Intellectual Property Rights in connection with the exploitation of a Product; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement.

9.2               Indemnification by Licensor. Licensor hereby agrees to save, defend, indemnify and hold harmless Licensee, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (the “Licensee Indemnitees”) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of or relate to the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement; in each case except, in each case to the extent of any Claim for which Licensee is obligated to indemnify Licensor under Section 9.1.

9.3               Notices. This Article 9 will be subject to the provisions of Section 11(c) and 11(d) of the Framework Agreement, mutatis mutandis.

Article X

MISCELLANEOUS

10.1           Incorporated Sections. Sections 14 and 15(b) – (g) of the Framework Agreement are hereby incorporated by reference, mutatis mutandis, and will apply to this Agreement as though set forth herein.

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In Witness Whereof, the parties hereto have duly executed this Statement of Work and License Agreement as of the Effective Date.

SERAPH RESEARCH INSTITUTE:

By /s/ Serhat Gumrukcu_____________

Name: Serhat Gumrukcu

Title: Director

Notice Address:

Century City Medical Plaza

2080 Century City East

Suite 710

Los Angeles, CA 90067

Email:

With a copy to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attn: Michael J. Lerner, Esq.

Email: mlerner@lowerstein.com

G TECH BIO, LLC:

By:__/s/ W. Anderson Wittekind________

Name: W. Anderson Wittekind

Title: Manager

Notice Address:

Century City Medical Plaza

2080 Century City East

Suite 710

Los Angeles, CA 90067

Email: andersonwittekind@gmail.com

With a copy to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attn: Michael J. Lerner, Esq.

Email: mlerner@lowerstein.com

ENOCHIAN BIOSCIENCES, INC.:

By /s/ Mark Dybul____________________

Name: Mark Dybul

Title: Executive Vice Chair

Notice Address:

Century City Medical Plaza

2080 Century City East

Suite 906

Los Angeles, CA 90067

Email: mrd54@georgetown.edu

With a copy to:

clayton.parker@klgates.com

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